    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 12, 1998.


                                                              FILE NO. 333-46611
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                INTERFACE, INC.
               (Exact name of issuer as specified in its charter)

                    GEORGIA                                         58-1451243
        (State or other jurisdiction of                          (I.R.S. Employer
         incorporation or organization)                       Identification Number)

   2859 PACES FERRY ROAD, SUITE 2000, ATLANTA, GEORGIA 30339, (770) 437-6800 (Address, including zip code, and telephone number, including area code, of issuer's principal executive offices)
                          RAYMOND S. WILLOCH, ESQUIRE

              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

                                INTERFACE, INC.
   2859 PACES FERRY ROAD, SUITE 2000, ATLANTA, GEORGIA 30339, (770) 437-6800 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:


              W. RANDY EADDY, ESQ.                          ARTHUR JAY SCHWARTZ, ESQ.
            KILPATRICK STOCKTON LLP                       SMITH, GAMBRELL & RUSSELL, LLP
 1100 PEACHTREE STREET, ATLANTA, GEORGIA 30309-                     SUITE 3100
                      4530                        1230 PEACHTREE STREET, ATLANTA, GEORGIA 30309
                 (404) 815-6500                                   (404) 815-3500


                             ---------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                 ------------------
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          ------------------
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                  PROPOSED                PROPOSED
                                           AMOUNT                 MAXIMUM                 MAXIMUM                AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES          TO BE               OFFERING PRICE        AGGREGATE OFFERING         REGISTRATION
       TO BE REGISTERED(1)             REGISTERED(2)           PER UNIT(2)(3)           PRICE(2)(3)                FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities..................            --                   100%(4)                    --                      --
---------------------------------------------------------------------------------------------------------------------------------
Subsidiary Guarantees(5).........           (5)                     (5)                     (5)                     (5)
---------------------------------------------------------------------------------------------------------------------------------
Preferred Stock, par value $1.00
 per share.......................            --                      --                 $300,000,000             $88,500**
---------------------------------------------------------------------------------------------------------------------------------
Depositary Shares(6).............            --                      --                      --                      --
---------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value
 $.10 per share..................            --                      --                      --                      --
=================================================================================================================================

 ** Previously paid
(1) Securities registered hereunder (the "Securities") may be sold separately, together or as units with other Securities registered hereunder. The Securities registered hereunder include such indeterminate number of shares of Common Stock or Preferred Stock which may be issued upon conversion of convertible Debt Securities or convertible Preferred Stock.
(2) Pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"), which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities registered, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or the proposed maximum aggregate offering price.
(3) Estimated in accordance with Rule 457(o) under the Securities Act, solely for the purpose of determining the registration fee.
(4) Or, in the event of the issuance of original issue discount securities, such higher principal amount as may be sold for an initial public offering price of up to $300,000,000.
(5) Certain of the Debt Securities may be guaranteed by the Company's principal wholly-owned domestic subsidiaries (the "Guarantors"). The Guarantors are registering the Subsidiary Guarantees. Pursuant to Rule 457(n), no registration fee is required with respect to the Subsidiary Guarantees.
(6) There are also being registered hereunder an indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. If fractional interests in shares of the Preferred Stock registered hereunder are offered, Depositary Receipts may be distributed to those persons purchasing such fractional interests and the shares of Preferred Stock will be deposited with the Depositary under the Deposit Agreement.

   THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS                                                        (INTERFACE LOGO)
                                     $300,000,000
                                   INTERFACE, INC.
                                   DEBT SECURITIES
                                   PREFERRED STOCK
                                 CLASS A COMMON STOCK


                               ------------------

     Interface, Inc. ("Interface" or the "Company") intends to issue from time to time, in one or more series, up to $300,000,000 aggregate offering price of its (i) unsecured debt securities ("Debt Securities"), which may be either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), (ii) preferred shares, par value $1.00 per share ("Preferred Shares"), which may be issued in whole or in a fraction of a Preferred Share in the form of depositary shares evidenced by depositary receipts ("Depositary Shares") and (iii) shares of Class A Common Stock, par value $.10 per share ("Common Stock"); the Debt Securities, Preferred Shares, Depositary Shares and Common Stock are referred to collectively as the "Securities". The Securities offered hereby (the "Offered Securities") may be offered separately or together, in separate series, in amounts, at prices, and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered, such as, where applicable, (i) in the case of Debt Securities, the specific designation (including whether senior or subordinated), aggregate principal amount, denomination, maturity, premium, if any, priority, interest rate (which may be variable or fixed), time of payment of any premium and any interest, terms for optional redemption or repayment or for sinking fund payments, if any, and terms for conversion into or exchange for other Offered Securities; (ii) in the case of Preferred Shares, the specific title and stated value, number of shares or fractional interests therein, the dividend, liquidation, redemption, conversion, voting and other rights, and whether interests in the Preferred Shares will be represented by Depositary Shares; and (iii) in the case of all Offered Securities, any initial offering price, will be set forth in the applicable Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities offered thereby.
                               ------------------


 SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN CONSIDERATIONS RELEVANT TO


                    AN INVESTMENT IN THE OFFERED SECURITIES.
                               ------------------

     The Offered Securities may be offered directly through underwriters or dealers or through such firms or other firms acting alone or through dealers. The Offered Securities may also be sold directly by the Company or through agents to investors. The names of any agents, dealers or managing underwriters, and of any underwriters involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the applicable agents' commission, dealers' purchase price or underwriters' discounts and commissions, and the net proceeds to the Company from such sale, will be set forth in the applicable Prospectus Supplement. See "Plan of Distribution".

                               ------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                               ------------------


     This Prospectus may not be used to consummate the sale of the Securities unless accompanied by a Prospectus Supplement.



March 16, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, the Commission maintains a site on the World Wide Web portion of the Internet, which contains reports, proxy and information statements and other information regarding registrants (such as the Company) that file electronically with the Commission, at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Securities offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules which may be inspected and copied in the manner and at the locations described above. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     The following documents heretofore filed by the Company with the Commission are hereby incorporated by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 29, 1996; (ii) the Company's quarterly reports on Form 10-Q for the quarters ended March 30, 1997 (as amended by Form 10-Q/A filed May 16, 1997), June 29, 1997, and September 28, 1997; (iii) the description of the Company's capital stock contained in the Company's Form 8-A filed on April 30, 1984, as amended by Form 8 filed on August 19, 1988, including all amendments or reports filed for the purpose of updating such description; (iv) the Company's current report on Form 8-K filed March 4, 1998; and (v) the description of the Company's Series B Participating Cumulative Preferred Stock Purchase Rights contained in the Company's Form 8-A filed on March 4, 1998, as amended by Form 8-A/A filed on March 12, 1998.


     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of the reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein, therein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this Prospectus. Written or oral requests for such copies should be directed to: Interface, Inc., 2859 Paces Ferry Road, Suite 2000, Atlanta, Georgia 30339, Attention: Corporate Secretary (telephone: 770-437-6800).

                                  THE COMPANY


     Interface, Inc. ("Interface" or the "Company") is a global manufacturer, marketer, installer and servicer of products for the commercial and institutional interiors market. With a 40% market share, the Company is the worldwide leader in the modular carpet segment, which includes both carpet tile and two-meter roll goods. The Company's Bentley Mills, Prince Street and Firth brands are leaders in the high quality, designer-oriented sector of the broadloom segment. The Company provides carpet installation and maintenance services through its domestic dealer network, Re:Source Americas, and provides specialized carpet replacement services through its Renovisions, Inc. ("Renovisions") subsidiary. The Company's Interior Fabrics Group includes the leading U.S. manufacturer of panel fabrics for use in open plan office furniture systems, with a market share in excess of 60%. The Company's specialty products operations produce raised/access flooring systems, antimicrobial additives, adhesives and various other chemical compounds and products. These complementary product offerings, together with an integrated marketing philosophy, enable Interface to take a "total interior solutions" approach to serving the diverse needs of its customers around the world.



     The Company markets products in over 100 countries around the world under such established brand names as Interface and Heuga in modular carpet; Bentley Mills, Prince Street and Firth in broadloom carpets; Guilford of Maine, Stevens Linen, Camborne, Toltec and Intek in interior fabrics and upholstery products; Intersept in chemicals; and C-Tec and Intercell in raised/access flooring systems. The Company utilizes an internal marketing and sales force of over 1,100 experienced personnel (the largest in the commercial floorcovering industry), stationed at over 95 locations in over 39 countries, to market the Company's carpet products and services in person to its customers. The Company's principal geographic markets are North America (70% of 1997 net sales), the United Kingdom and Western Europe (23% of 1997 net sales), and Asia-Pacific (7% of 1997 net sales). The Company is aggressively developing opportunities in Greater China and Southeast Asia, South America, and Central and Eastern Europe, which management believes represent significant growth markets for the Company.



     While the Company's net sales from U.S. operations have historically been derived primarily from the renovation market, Interface believes that the recovery in the U.S. commercial office market, which began in the mid 1990's, will drive growth in the new construction market over the next several years. From a high of nearly 24% in 1986, suburban office vacancy rates dropped to a decade low of 9.7% as of September 1997, according to CB Commercial/Torto Wheaton Research. In addition, CB Commercial/Torto Wheaton Research reports that 34 out of 54 major metropolitan areas were below the 10% vacancy level in September 1997. The Company believes that a 10% vacancy level is a critical threshold which drives new construction. Given the decade-long downturn in the office market, the Company believes the recovery should continue for a number of years. The Company expects that all of its domestic operations will benefit from these industry developments. In its international markets, the Company expects to benefit from both increased use and acceptance of its products as well as a recovery in several commercial office markets, particularly in Europe. The Company also believes that, within the overall floorcovering market, the demand for modular carpet is increasing worldwide as more customers recognize its advantages in terms of greater design options and flexibility, longer average life, and ease of access to sub-floor wiring.



     For 1997, the Company had net sales and net income of $1.1 billion and $37.5 million, respectively, the highest in the Company's history. Net sales were composed of floorcovering sales ($898.2 million), fabric sales ($184.7 million) and chemical and specialty product sales ($52.4 million), accounting for 79%, 16% and 5% of total net sales, respectively. The Company achieved a compound annual growth rate in its net sales and net income of 16% and 28%, respectively, over the five-year period from 1993 to 1997.


RECENT ACQUISITION


     On December 30, 1997, the Company completed the acquisition of the European carpet businesses of Readicut International plc ("Readicut"), for approximately $50 million, subject to final adjustment.

After the planned divestiture of certain assets of Readicut, including its Network Flooring dealer division and Joseph, Hamilton & Seaton Ltd., the Company's final investment for the retained Readicut businesses is expected to be less than $15 million. The retained businesses will include Firth Carpets Ltd., based in West Yorkshire, England, a leading manufacturer of high quality woven and tufted carpet primarily for the contract markets; and a 40% interest in Vebe Floorcoverings BV, located in the Netherlands, a leading manufacturer of needlepunch carpet. Firth Carpets is located in close proximity to the Company's Camborne Holdings Ltd. facility and its Shelf, England modular carpet facility, which is expected to allow Interface to realize significant synergies with these existing operations. In February 1998, the Company entered into a joint venture arrangement with Condor Carpets plc pursuant to which Condor Carpets acquired a 60% interest in Vebe Floorcoverings.



     The Company was incorporated under the laws of the State of Georgia in 1973. The Company's principal executive offices are located at 2859 Paces Ferry Road, Suite 2000, Atlanta, Georgia 30339, and its telephone number is (770) 437-6800.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Offered Securities. This Prospectus and the accompanying Prospectus Supplement contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. These statements contain potential risks and uncertainties; therefore, actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that may affect such statements include, but are not limited to, those set forth below.

STRONG COMPETITION

     The commercial floorcovering industry is highly competitive. Globally, the Company competes for sales of its modular and broadloom carpet with other carpet manufacturers and manufacturers of vinyl and other types of floorcovering. Although the industry recently has experienced significant consolidation, a large number of manufacturers remain in the industry. Management believes that the Company is the largest manufacturer of modular carpet in the world, with a global market share over two times that of its nearest competitor. However, a number of domestic and foreign competitors manufacture modular carpet as one segment of their business, and certain of these competitors have financial resources in excess of the Company's.

CYCLICAL NATURE OF INDUSTRY

     Sales of the Company's principal products are related to the construction and renovation of commercial and institutional buildings. Such activity is cyclical and can be affected by the strength of a country's general economy, prevailing interest rates and other factors that lead to cost control measures by businesses and other users of commercial or institutional space. The effects of such cyclicality upon the new construction sector of the market tend to be more pronounced than its effects upon the renovation sector. Although the predominant portion of the Company's sales are generated from the renovation sector, any such adverse cycle, in either sector of the market, would lessen the overall demand for commercial interiors products, which could impair the Company's growth.

RELIANCE ON KEY PERSONNEL

     The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of its senior management executives, particularly Ray C. Anderson, Chairman of the Board and Chief Executive Officer; Charles R. Eitel, President and Chief Operating Officer; and Gordon D. Whitener, Senior Vice President. Each of Messrs. Anderson, Eitel and Whitener have entered into employment agreements with the Company containing certain covenants of non-competition, and the Company currently maintains key-man insurance on each of Messrs. Anderson and Eitel. In addition, the Company relies significantly on the leadership of its design staff by David Oakey of David Oakey Designs, Inc., which provides product design/production engineering services to the Company under an exclusive consulting contract that contains certain covenants of non-competition. The loss of all or some of such personnel could have an adverse impact on the Company.

RISKS OF FOREIGN OPERATIONS


     The Company has substantial international operations. In fiscal 1997, approximately 32% of the Company's net sales and a significant portion of the Company's production were outside the United States, primarily in Europe but also in Asia. The Company's corporate strategy includes the expansion of its international business on a worldwide basis. As a result, the Company's operations are subject to various political, economic and other uncertainties, including risks of restrictive taxation policies, foreign exchange restrictions, changing political conditions and governmental regulations. In addition, recent economic events in Asia, including depreciation of certain Asian currencies, failures of financial institutions, stock market declines and reductions in planned capital investment at key enterprises, may adversely impact the Company's sales in the Asian markets. The Company also makes a substantial portion of its net sales in currencies other than U.S. dollars, which subjects it to the risks inherent in currency translations. The Company's ability to manufacture and ship products from facilities in several foreign countries reduces the risks of foreign currency fluctuations it might otherwise experience, and the Company also engages from time to time in hedging programs intended to further reduce those risks. Despite this, the scope and volume of the Company's global operations make it impossible to eliminate completely all foreign currency translation risks as an influence on the Company's financial results.


HOLDING COMPANY STRUCTURE


     The operations of the Company are conducted through its subsidiaries and, therefore, any Debt Securities will be effectively subordinated to all indebtedness and other liabilities and commitments of the Company's subsidiaries, other than subsidiaries which are guarantors of any such Debt Securities. The Company is substantially dependent on the earnings and cash flow of its subsidiaries and must rely upon distributions from its subsidiaries to meet its debt obligations, including its obligations with respect to any Debt Securities. Any right of the holders of such Debt Securities to participate in the assets of a non-guarantor subsidiary of the Company upon any liquidation or reorganization of such subsidiary will be subject to the prior claims of such subsidiary's creditors, including the lenders under the Company's bank credit facility and trade creditors. In addition, 100% of the capital stock of the Company's principal domestic subsidiaries and up to 66% of the capital stock of its principal foreign subsidiaries are pledged as collateral to the lenders under the Company's bank credit facility. Accordingly, upon any liquidation or reorganization of the Company, the holders of such Debt Securities will have no claim against such capital stock until the lenders under the Company's bank credit facility are paid in full. The Company has requested that the lenders under the credit facility release this collateral, but there can be no assurance that such collateral will be released.


CONTROL OF ELECTION OF A MAJORITY OF BOARD

     The Company's Chairman and Chief Executive Officer, Ray C. Anderson, beneficially owns approximately 60% of the Company's outstanding Class B Common Stock, and has entered into a voting agreement, which expires in April 1998, with certain other holders of Class B Common Stock pursuant to which such other holders have irrevocably appointed Mr. Anderson their proxy and attorney-in-fact to vote their shares. The holders of the Class B Common Stock are entitled, as a class, to elect a majority of the Board of Directors of the Company, which means that Mr. Anderson has sufficient voting power (which voting power will be unaffected by the expiration of the voting agreement) to elect a majority of the Board of Directors. The holders of the Class B Common Stock generally vote together as a single class with the holders of the Class A Common Stock on all other matters submitted to the shareholders for a vote, however, and Mr. Anderson's beneficial ownership of the outstanding Class A and Class B Common Stock combined is less than 10%. See "Description of Capital Stock -- Class B Stock Voting Agreement".

RELIANCE ON PETROLEUM-BASED RAW MATERIALS

     Petroleum-based products comprise the predominant portion of the cost of raw materials used by the Company in manufacturing. While the Company generally attempts to match cost increases with corresponding price increases, large increases in the cost of such petroleum-based raw materials could adversely affect the Company if the Company were unable to pass through to its customers such increases in raw material costs.

RELIANCE ON THIRD PARTY FOR SUPPLY OF FIBER

     E. I. DuPont de Nemours and Company ("DuPont") currently supplies a significant percentage of the Company's requirements for synthetic fiber, the principal raw material used in the Company's carpet products. DuPont also competes with the Company's Re:Source Americas network through DuPont's own distribution channel and aligned carpet mills. While the Company believes that there are adequate alternative sources of supply from which it could fulfill its synthetic fiber requirements, the unanticipated termination or interruption of the supply arrangement with DuPont could have a material adverse effect on the Company because of the cost and delay associated with shifting more business to another supplier.

RESTRICTIONS DUE TO SUBSTANTIAL INDEBTEDNESS

     The Company's indebtedness is substantial in relation to its shareholders' equity. As of December 28, 1997, the Company's long-term debt (net of current portion) totaled $389 million or approximately 55% of its total capitalization. As a consequence of its level of indebtedness a substantial portion of the Company's cash flow from operations must be dedicated to debt service requirements. The terms of the Company's outstanding indebtedness also restrict the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments or investments in certain situations, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, or merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their assets. They also require the Company to meet certain financial tests and comply with certain other reporting, affirmative and negative covenants.

YEAR 2000 RISK

     The "year 2000 issue" arises from the widespread use of computer programs that rely on two-digit date codes to perform computations or decision-making functions. Many of these programs may fail due to an inability to properly interpret date codes beginning January 1, 2000. For example, such programs may misinterpret "00" as the year 1900 rather than 2000. In addition, some equipment, being controlled by microprocessor chips, may not deal appropriately with the year "00". The Company is evaluating its computer systems with the help of outside consultants to determine which modifications and expenditures will be necessary to make its systems compatible with year 2000 requirements. The Company believes that its systems will be year 2000-compliant upon implementation of such modifications.


     The Company currently estimates the total cost of such modifications, excluding the cost of modifications to program logic control systems relating to manufacturing equipment, to be at least $17 million, although it could be significantly more. The Company and its outside consultants are currently evaluating the costs of modifications to these program logic control systems. Of the total project cost, approximately $10 million is attributable to the cost of new hardware and software which will be capitalized in connection with the consolidation globally of the Company's management and financial accounting systems. The remaining $7 million will be expensed as incurred over the next two years. However, there can be no assurance that all necessary modifications will be identified and corrected or that unforeseen difficulties or costs will not arise. In addition, there can be no assurance that the systems of other companies on which the Company's systems rely will be modified on a timely basis, or that the failure by another company to properly modify its systems will not negatively impact the Company's systems or operations.


FRAUDULENT CONVEYANCE CONSIDERATIONS


     Under applicable provisions of the federal bankruptcy law or comparable provisions of state fraudulent transfer laws, if any subsidiary of the Company guarantees any Debt Securities, and at the time it incurs such a guarantee, such subsidiary (a)(i) was or is insolvent or rendered insolvent by reason of such incurrence, (ii) was or is engaged in a business or transaction for which the assets remaining with such subsidiary constituted unreasonably small capital or
(iii) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature and (b) received or receives less than reasonably equivalent value or fair consideration, the obligations of such subsidiary under its guarantee could be avoided, or claims in respect of such guarantee could be subordinated to all other debts of such subsidiary. Among other things, a legal challenge of a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by such subsidiary as a result of the issuance by the Company of the Debt Securities. To the extent that any guarantee were a fraudulent conveyance or held unenforceable for any other reason, the holders of any such Debt Securities which are so guaranteed would cease to have any claim in respect of such subsidiary and would be solely creditors of the Company and any other guarantors whose guarantees were not avoided or held unenforceable. In such event, the claims of the holders of such Debt Securities would be subject to the prior payment of all liabilities of the subsidiary whose guarantee was avoided. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of such Debt Securities relating to any avoided portion of a guarantee. Because the law of fraudulent transfers is inherently fact based and fact specific, in rendering their opinions on the validity of any Debt Securities guaranteed by subsidiaries of the Company, counsel for the Company and counsel for any underwriters will express no opinion as to federal or state laws relating to fraudulent transfers.

ABSENCE OF PUBLIC MARKET

     There is no existing market for any of the Debt Securities and there can be no assurance as to the liquidity of any market that may develop for the Debt Securities, the ability of holders to sell Debt Securities, or the price at which holders would be able to sell the Debt Securities. Future trading prices of the Debt Securities will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the Debt Securities has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the Debt Securities, if such market develops, will not be subject to similar disruptions. Certain of the underwriters engaged with respect to any offering of Debt Securities may intend to make a market in any Debt Securities offered hereby; however, except as otherwise provided in a prospectus supplement with respect to such Debt Securities, such underwriters will not be obligated to do so and any market making may be discontinued at any time without notice.

ANTI-TAKEOVER EFFECTS OF SHAREHOLDER RIGHTS PLAN


     The Board of Directors has adopted a Rights Agreement pursuant to which holders of Common Stock will be entitled to purchase from the Company a fraction of a share of the Company's Series B Participating Cumulative Preferred Stock if a third party acquires beneficial ownership of 15% or more of the Common Stock and will be entitled to purchase the stock of an Acquiring Person (as defined in the Rights Agreement) at a discount upon the occurrence of certain triggering events. These provisions of the Rights Agreement could have the effect of discouraging tender offers or other transactions that would result in shareholders receiving a premium over the market price for the Common Stock. See "Description of Capital Stock -- Description of Preferred Stock Purchase Rights".


                                USE OF PROCEEDS

     Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, including working capital, the repayment or refinancing of previously outstanding indebtedness, future acquisitions and capital expenditures. Pending application of the net proceeds for specific purposes, proceeds may be invested in short-term or marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical consolidated ratios of earnings to fixed charges for the Company for the periods indicated. The ratio of earnings to fixed charges is determined by dividing net earnings before interest expense, taxes on income, amortization of debt expense, and a portion of rent expense representative of the interest component by the sum of interest expense, amortization of debt expense and the portion of rent expense representative of the interest component.


 JANUARY 2,     JANUARY 1,    DECEMBER 31,   DECEMBER 29,   DECEMBER 28,
    1994           1995           1995           1996           1997
------------   ------------   ------------   ------------   ------------
    1.9            2.0            2.1             2.3            2.6


                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may not apply thereto will be described in the Prospectus Supplement relating to such Offered Debt Securities.


     The Debt Securities may be issued from time to time, in one or more series, and will constitute either Senior Debt Securities or Subordinated Debt Securities. Senior Debt Securities will be issued under an Indenture (the "Senior Indenture"), between the Company, the Guarantors (as defined herein), and First Union National Bank, as Trustee (the "Senior Trustee"). Subordinated Debt Securities will be issued under an Indenture (the "Subordinated Indenture"), between the Company, the Guarantors and a trustee to be named prior to the offering of any Subordinated Debt Securities, as Trustee (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are referred to herein individually as an "Indenture" and, collectively, as the "Indentures", and the Senior Trustee and the Subordinated Trustee are referred to herein individually as the "Trustee" and collectively as the "Trustees".


     The following summaries of certain provisions of the Debt Securities, guarantees of the Debt Securities ("Guarantees"), and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain terms. Certain capitalized terms used herein are defined in the Indentures. The Indentures are substantially identical, except for certain covenants of the Company and provisions relating to subordination.

GENERAL

     The Indentures do not limit the amount of Debt Securities that can be issued thereunder and provide that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. Except as may be set forth in any Prospectus Supplement, the Indentures do not limit the amount of other Indebtedness or securities, other than certain secured Indebtedness as described below, that may be issued by the Company or its Subsidiaries. All Senior Debt Securities will be unsecured obligations of the Company. The Senior Debt Securities and the Guarantees will rank on a parity with all other unsecured and unsubordinated Indebtedness of the Company and the Guarantors. All Subordinated Debt Securities will be unsecured obligations of the Company. The Subordinated Debt Securities and the Guarantees will be subordinated in right of payment to the prior payment in full of Senior Indebtedness (which term includes the Senior Debt Securities) of the Company and the Guarantors as described below under "Provisions Applicable Solely to Subordinated Debt Securities -- Subordination."

     Substantially all of the operations of the Company are conducted by Subsidiaries of the Company. Accordingly, the Company is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. The subsidiaries of the Company that are not Material U.S. Subsidiaries will not guarantee the Debt Securities.


     Because creditors of non-guarantor Subsidiaries of the Company are entitled to a claim on the assets of such Subsidiaries, in the event of a liquidation or reorganization, creditors of such Subsidiaries are likely to be paid in full before any distribution is made to the Company and holders of Senior Debt Securities or Subordinated Debt Securities, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company.


     Reference is made to the Prospectus Supplement for the following terms thereof: (i) the title of the Offered Debt Securities and classification as Senior Debt Securities or Subordinated Debt Securities; (ii) any limit upon the aggregate principal amount of the Offered Debt Securities; (iii) if other than 100% of the principal amount, the percentage of the principal amount at which the Offered Debt Securities will be offered; (iv) the date or dates on which the principal of the Offered Debt Securities will be payable (or method of determination thereof); (v) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest (or method of determination thereof), if any, the date or dates from which any such interest will accrue and on which such interest will be payable, and the record dates for the determination of the holders to whom interest is payable; (vi) if other than U.S. dollars, the currency or units based on or relating to currencies in which the Offered Debt Securities are denominated and which the principal of, interest on and any Additional Amounts (as defined below) will or may be payable; (vii) if other than as set forth herein, the place or places where the principal of, interest on and any Additional Amounts payable in respect of the Offered Debt Securities will be payable; (viii) the price or prices at which, the period or periods within which, and the terms and conditions upon which Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company;
(ix) whether the Offered Debt Securities are convertible into Common Stock and, if so, the terms and conditions upon which such conversion will be effected, including the initial conversion price or conversion rate, the conversion period and other conversion provisions in addition to or in lieu of those described in the applicable Indenture; (x) the obligation, if any, of the Company to redeem, repurchase or repay Offered Debt Securities, whether pursuant to any sinking fund or analogous provisions or pursuant to other provisions set forth therein or at the option of a holder thereof; (xi) whether the Offered Debt Securities will be represented in whole or in part by one or more global notes registered in the name of a depository or its nominee; (xii) whether and under what circumstances the Company will pay Additional Amounts in respect of certain taxes imposed on certain holders of Offered Debt Securities or as otherwise provided; and (xiii) any other terms or conditions not inconsistent with the provisions of the Indenture upon which the Offered Debt Securities will be offered. "Principal" when used herein includes, when appropriate, the premium, if any, on the Debt Securities. For a description of the terms of the Offered Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the description of Debt Securities set forth herein.

     Unless otherwise provided in the Prospectus Supplement, principal, interest and Additional Amounts, if any, will be payable, and the Debt Securities will be transferable or, if applicable, convertible at the office or offices or agency maintained by the Company for such purposes; provided that payment of interest on registered Debt Securities may be made by check mailed to the persons entitled thereto at the addresses of such persons appearing on the Debt Security register. In the case of registered Debt Securities, interest on the Debt Securities will be payable on any interest payment date to the persons in whose name the Debt Securities are registered at the close of business on the record date with respect to such interest payment date.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued only in fully registered form, without coupons, in minimum denominations of $1,000 (or $5,000 in the case of Bearer Securities) and any integral multiple thereof. The Debt Securities may be represented in whole or in part by one or more global notes registered in the name of a depository or its nominee and, if so represented, interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants as described below. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement.

     Some of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rates) to be sold at a substantial discount below their stated principal amount ("Original Issue Discount Securities"). Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

     If the purchase price of any Debt Securities is payable in one or more foreign currencies or currency units, or if any Debt Securities are denominated in one or more foreign currencies or currency units, or if the principal of or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain income tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

     Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the applicable Indenture, the Debt Securities and the Prospectus Supplement relating thereto. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The Indentures require the annual filing by the Company with the Trustee of a certificate as to compliance with certain covenants contained in the Indentures.

     The Company will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation of the Company to purchase Debt Securities at the option of the holders thereof. Any such obligation applicable to a series of Debt Securities will be described in the Prospectus Supplement relating thereto.

     Unless otherwise described in a Prospectus Supplement relating to any Offered Debt Securities, the Indentures do not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a sudden and significant decline in the credit quality of the Company or a takeover, recapitalization or highly leveraged or similar transaction involving the Company. Accordingly, the Company could in the future enter into transactions that could increase the amount of Indebtedness outstanding at that time or otherwise affect the Company's capital structure or credit rating. Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for information with respect to any deletions from, modifications of or addition to the Events of Default described below or covenants of the Company contained in the Indentures, including any addition of a covenant or other provision providing event risk or similar protection.

GLOBAL SECURITIES

     The Debt Securities may be issued in whole or in part in the form of one or more temporary or permanent global securities (the "Global Securities") that will be deposited with, or on behalf of, a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 ("Depositary") or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global

Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary of such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or, if such Debt Securities are offered and sold directly by the Company, by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the applicable Indenture. Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice to take any action a holder is entitled to give or take under the applicable Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

CERTAIN COVENANTS

     Unless otherwise described herein or in a Prospectus Supplement relating to any Offered Debt Securities, the Indentures contain the following covenants, among others:

          Limitation on Liens. The Senior Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any of the Property of such Person or any shares of stock or debt of any Subsidiary (whether such Property, shares of stock or debt are now owned or hereafter acquired), unless all payments due under the Senior Indenture and the Senior Debt Securities are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien, except for Permitted Liens.



          Notwithstanding the foregoing, the Company or any Subsidiary may create, incur, suffer or permit to exist Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto and at the time of determination, Exempted Debt does not exceed 10% of Consolidated Net Assets.



          Limitations on Sale and Lease-Back Transactions. The Indentures provide that the Company will not, nor will it permit any of its Subsidiaries to, sell or transfer any Property, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which the Company or any of its Subsidiaries intends to use for substantially the same purpose or purposes as the Property being sold or transferred, except for such transactions occurring after the Issue Date
     (i) with respect to Properties first acquired by the Company or any of its Subsidiaries after such dates with the intent at the time of such acquisition that such Properties be the subjects of such transactions, and such transactions are actually consummated within 60 days after the initial acquisition of such Properties, so long as the Asset Value of such Properties do not exceed $25,000,000 in the aggregate, and (ii) with respect to all other Properties in all such other transactions, so long as the Asset Value of such other Properties do not exceed $5,000,000 in the aggregate.



          Limitation on Guarantees by Subsidiaries. The Indentures provide that the Company will not permit any Subsidiary, directly or indirectly, to assume, guarantee or in any manner become liable with respect to any Indebtedness of the Company or any Guarantor unless such Subsidiary is a Guarantor or simultaneously executes and delivers a supplemental indenture to the Indentures providing for the guarantee of payment of the Debt Securities by such Subsidiary on the terms of the Guarantees.



          If the Company or any of its Subsidiaries acquire or form a Material U.S. Subsidiary, the Company will cause any such Subsidiary to (i) execute and deliver to the Trustee a supplemental indenture in form and substance reasonably satisfactory to such Trustee pursuant to which such Subsidiary shall guarantee all of the obligations of the Company with respect to the Notes issued under such Indenture on a senior basis and (ii) deliver to such Trustee an opinion of counsel reasonably satisfactory to such Trustee to the effect that a supplemental indenture has been duly executed and delivered by such Subsidiary and such Subsidiary is in compliance with the terms of the Indenture.



          Notwithstanding the foregoing, upon any sale or disposition (by merger or otherwise) of any Guarantor by the Company or a Subsidiary of the Company to any Person that is not an Affiliate of the Company or any of its Subsidiaries, such Guarantor will be deemed to be released from all obligations under its Guarantee; provided, however, that each such Guarantor is sold or disposed of in a transaction that does not violate the Indentures.


MERGER, CONSOLIDATION OR SALE OF ASSETS


     The Indentures provide that the Company will not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets, or assign any of its obligations under the Debt Securities or applicable Indenture, and the Company will not permit any of its Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would dispose of all or substantially all of the assets of the Company or the Company and its Subsidiaries, taken as a whole, unless (i) the entity formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof, or the District of Columbia; (ii) the Surviving Entity assumes by supplemental indenture all of the obligations of the Company under the Debt Securities and the applicable Indenture; and (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing. With respect to the sale of assets, the phrase "all or substantially all" as used in the Indentures varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under applicable law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person, and therefore it may be unclear as to whether a disposition of assets comes within the terms of this provision.

CONVERSION

     The Indentures contain certain general provisions regarding the possible conversion of Debt Securities into Common Stock (or cash in lieu thereof). The specific terms applicable to any series of Convertible Debt Securities that is then being offered, including the initial conversion price or conversion rate, any adjustments to such conversion price or conversion rate and the conversion period, as well as the conditions upon which such conversion will be effected, will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT AND REMEDIES

     An Event of Default with respect to the Debt Securities of any series is defined in each Indenture as: (i) default in the payment of any installment of interest on or any Additional Amounts payable in respect of any of the Debt Securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days; (ii) default in the payment of all or any part of the principal of any of the Debt Securities of such series as and when the same shall become due and payable either at maturity, upon any redemption, or otherwise; (iii) the failure by the Company to perform or observe any of its other covenants, conditions or agreements contained in the Debt Securities of such series or set forth in the applicable Indenture and continuance of such failure for a period of 30 days after due notice by the applicable Trustee or by the holders of at least 25% in principal amount of the Debt Securities of that series then outstanding; (iv) default in the payment of any scheduled payment of principal of or interest on any Indebtedness of the Company or any Subsidiary of the Company (other than the Debt Securities of such series) aggregating more than $25 million in principal amount, when due after giving effect to any applicable grace period, that results in such Indebtedness becoming due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been rescinded or annulled, or such Indebtedness shall not have been discharged; or (v) certain events of bankruptcy, insolvency or reorganization involving the Company or its Significant Subsidiaries as more fully described in the Indentures. Additional Events of Default may be added for the benefit of holders of certain series of Debt Securities which, if added, will be described in the Prospectus Supplement relating to such Debt Securities. The Indentures provide that the Trustee shall notify the holders of Debt Securities of each series of any continuing default known to the Trustee which has occurred with respect to that series within 90 days after the occurrence thereof. The Indentures provide that notwithstanding the foregoing, except in the case of default in the payment of the principal of, interest on or any Additional Amounts payable in respect of any of the Debt Securities of such series the Trustee may withhold such notice if the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of Debt Securities of such series.

     If an Event of Default of the type described in clause (v) above shall happen and be continuing, then the principal of (or, with respect to a series of Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series), accrued and unpaid interest on, and any Additional Amounts payable in respect of the Debt Securities will become immediately due and payable. If one or more Events of Default of the type described in clauses (i) through (iv) with respect to any series of Debt Securities at the time outstanding shall happen and be continuing, then either the Trustee or the holders of not less than 25% of the principal amount of that series of the Debt Securities then outstanding may declare the principal (or, with respect to a series of Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series), accrued and unpaid interest on and any Additional Amounts payable in respect of the Debt Securities of that series due and payable immediately. This provision is subject to the condition that if, after any declaration of acceleration and before Stated Maturity of the principal with respect to the Debt Securities of any series, all arrears of interest and any Additional Amounts and the expenses of the Trustee, its agents or attorneys shall be paid by or for the account of the Company, and all Defaults (other than the payment of principal that has been declared due and payable) have been cured to the satisfaction of the Trustee, then the Trustee shall, upon the written request of the holders of a majority in principal amount of the Debt Securities of the applicable series, waive such Default and rescind or annul the declaration of acceleration; but no such waiver, rescission or annulment shall extend to or affect any subsequent Default or impair any right consequent thereon.

     No holder of any Debt Security of any series will have the right to pursue a remedy under the applicable Indenture or the Debt Securities, unless (i) such holder gives the Trustee notice of a continuing Default with respect to the Debt Securities of that series, (ii) the holders of at least a majority of the Debt Securities of the applicable series make a request to the Trustee to pursue the remedy, (iii) such holder or holders offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense and (iv) the Trustee does not comply with the request within 10 days after the receipt of the request and the offer of security or indemnity. However, nothing contained in the Indentures shall affect or impair the right of any holder of Debt Securities to institute suit to enforce payment of the principal of, interest on and any Additional Amounts payable in respect of such holder's Debt Securities on or after the due dates expressed in such Debt Securities.

     The Company must furnish to the Trustee a statement, detailing any Defaults of which it is aware, within five days of becoming aware of the occurrence of any Default.

REPORTS


     The Indentures provide that the Company will file with the Trustee copies of the annual reports and other information, documents and reports that the Company is required to file with the Commission pursuant to the Exchange Act. If the Company is not required to file such reports and other information, the Indentures provide that the Company shall file with the Trustee and cause to be mailed to the holders of Debt Securities (i) annual reports containing the information required to be contained in an annual report on Form 10-K, (ii) quarterly reports containing the information required to be contained in a quarterly report on Form 10-Q and (iii) promptly after the occurrence of an event required to be therein reported, such other reports containing information required to be contained in a current report on Form 8-K. The Company shall also comply with the requirements of the Trust Indenture Act of 1939, as amended.


DISCHARGE

     Each Indenture provides that it will cease to be of further effect (except that certain obligations will survive) with respect to a series of Debt Securities when all outstanding Debt Securities of such series authenticated and issued have been delivered (other than destroyed, lost or stolen Debt Securities that have been replaced or paid) to the Trustee for cancellation and the Company has paid all sums payable under such Indenture with respect to such series of Debt Securities.

MODIFICATION OF THE INDENTURES

     Each Indenture contains provisions permitting the Company and the applicable Trustee, with the consent of the holders of not less than a majority in principal amount of the Debt Securities of each series at the time outstanding under such Indenture, to enter into supplemental indentures to amend any of the provisions of that Indenture or any supplemental indenture with respect to the Debt Securities of such series; provided that, unless consented to by each holder of Debt Securities of such series, no such supplemental indenture may (i) reduce the amount of Debt Securities whose holders must consent to an amendment or a waiver; (ii) reduce the rate of or change the time for payment of interest or Additional Amounts, including default interest on any Debt Security; (iii) reduce the principal of or change the Stated Maturity of any Debt Security or alter the provisions with respect to redemption; (iv) make any Debt Security payable in money other than that stated in the Debt Security; (v) make any change in the types of amendment that need the approval of every affected holder of Debt Securities; (vi) with respect to the Senior Indenture, affect the ranking of the Debt Securities; or (vi) waive a Default in the payment of principal of, any Additional Amounts payable in respect of or interest on, or with respect to, any Debt Security.

     The applicable Trustee and the Company may enter into supplemental indentures which amend the applicable Indenture and the Debt Securities with respect to a particular series without the consent of any holder of Debt Securities in order to: (i) cure any ambiguity, omission, defect or inconsistency; (ii) comply with such Indenture concerning the substitution of successor corporations pursuant to a merger or consolidation or to add any additional material U.S. subsidiaries as guarantors; (iii) comply with any requirements of the Commission in connection with the qualification of such Indenture under the Trust Indenture Act; (iv) provide for uncertificated securities; (v) make any change that does not materially adversely affect the legal rights of any holder of Debt Securities under the applicable Indenture as then in effect; (vi) secure the Debt Securities and make intercreditor arrangements with respect to any such Debt Securities (unless prohibited by such Indenture); (vii) provide for a replacement Trustee; or (viii) add to the covenants and agreements of the Company for the benefit of all the holders of all of the Debt Securities with respect to a series or surrender any right or power reserved for the Company in such Indenture.

DEFEASANCE AND COVENANT DEFEASANCE

     Each Indenture provides that the Company may elect either (i) to terminate (and be deemed to have satisfied) all its obligations with respect to the Debt Securities outstanding under such Indenture (except for the obligations to register the transfer or exchange of such Debt Securities, to replace mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, to compensate and indemnify the applicable Trustee and to punctually pay or cause to be paid the principal of, interest on and any Additional Amounts payable in respect of all Debt Securities of such series when due) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants ("covenant defeasance"), in either case upon the deposit with the Trustee, in trust for such purpose, of money (and/or U.S. Government Obligations (as defined in the Indentures) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any Additional Amounts payable in respect of the outstanding Debt Securities of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (as specified in such Indenture) with regard to certain matters, including a ruling from the Internal Revenue Service or an opinion to the effect that the holders of such Debt Securities will not recognize income, gain or loss for income tax purposes as a result of such deposit and discharge and will be subject to income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance, as the case may be, had not occurred. The applicable Prospectus Supplement may further describe these or other provisions, if any, permitting defeasance or covenant defeasance with respect to the Debt Securities of any series.

THE GUARANTEES


     Under the Indentures, each of the Guarantors will unconditionally guarantee on a joint and several basis all of the Company's obligations under the Debt Securities, including its obligations to pay principal, premium, if any, and interest with respect to the Debt Securities. Further, each Material U.S. Subsidiary of the Company will be a Guarantor until the Guarantor is sold or disposed of in a transaction that does not violate the Indenture. See "-- Merger, Consolidation or Sale of Assets".


THE TRUSTEE


     The Senior Trustee also serves as trustee under the indenture covering the Company's 9 1/2% Senior Subordinated Notes due 2005. Prior to the issuance of any Subordinated Debt Securities under the Subordinated Indenture, the Company will engage a qualified trustee to serve as Trustee under the Subordinated Indenture. Any such Trustee will be an "eligible trustee" under the Trust Indenture Act of 1939, as amended.



     The Indentures provide that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indentures. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.


PROVISIONS APPLICABLE SOLELY TO SUBORDINATED DEBT SECURITIES

     Subordination. The Subordinated Debt Securities will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness (as defined below) of the Company. If the Company should default in the payment of any principal of, interest on or any Additional Amounts payable in respect of any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, upon written notice of such default to the Company by the holders of such Senior Indebtedness or any trustee therefor and subject to certain rights of the Company to dispute such default and subject to proper notification of the Trustee, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) will be made or agreed to be made for principal of, interest on or any Additional Amounts payable in respect of the Subordinated Debt Securities, or in respect of any redemption, retirement, purchase or other acquisition of the Subordinated Debt Securities, other than those made in capital stock of the Company (or cash in lieu of fractional shares thereof) pursuant to any conversion right of the Subordinated Debt Securities or otherwise.

     The term "Senior Indebtedness" is defined to mean Indebtedness (including the Senior Debt Securities) of the Company outstanding at any time except (a) any Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is not senior in right of payment to the Subordinated Debt Securities, (b) the Subordinated Debt Securities, (c) any Indebtedness of the Company to a wholly-owned Subsidiary of the Company, (d) interest accruing after the filing of a petition initiating certain events of bankruptcy or insolvency unless such interest is an allowed claim enforceable against the Company in a proceeding under federal or state bankruptcy laws and (e) trade payables.

     If (i) without the consent of the Company, a court shall enter an order for relief with respect to the Company under the United States federal bankruptcy laws or a judgment, order or decree adjudging the Company a bankrupt or insolvent, or enter an order for relief for reorganization, arrangement, adjustment or composition of or in respect of the Company under the United States federal or state bankruptcy or insolvency laws or (ii) the Company shall institute proceedings for the entry of an order for relief with respect to the Company under the United States federal bankruptcy laws or for an adjudication of insolvency, or shall consent to the institution of bankruptcy or insolvency proceedings against it, or shall file a petition seeking, or seek or consent to reorganization, arrangement, composition or similar relief under any applicable law, or shall consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official in respect of the Company or of substantially all of its property, or the Company shall make a general assignment for the benefit of creditors, then all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings and any Additional Amounts payable in respect thereof) will first be paid in full before any payment or distribution, whether in cash, securities or other property, is made on account of the principal of, interest on or any Additional Amounts payable in respect of the Subordinated Debt Securities. In such event, any payment or distribution on account of the principal of, interest on or any Additional Amounts payable in respect of Subordinated Debt Securities, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Debt Securities will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings and any Additional Amounts payable in respect thereof) has been paid in full. If any payment or distribution on account of the principal of, interest on or any Additional Amounts payable in respect of the Subordinated Debt Securities of any character, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Debt Securities, to the payment of all Senior Indebtedness then outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by any holder of any Subordinated Debt Securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Indebtedness shall have been paid in full, such payment or distribution of securities will be received in trust for the benefit of, and will be paid over or delivered and transferred to, the holders of the Senior Indebtedness then outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the holders of Subordinated Debt Securities, together with the holders of any obligations of the Company ranking on a parity with the Subordinated Debt Securities, will be entitled to be repaid from the remaining assets of the Company the amounts at that time due and owing on account of unpaid principal of, interest on and any Additional Amounts payable in respect of the Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Company ranking junior to the Subordinated Debt Securities and such other obligations.

     By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness may receive more, ratably, than holders of the Subordinated Debt Securities. In addition, other creditors of the Company who are not holders of Subordinated Debt Securities or holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than holders of Subordinated Debt Securities. Such subordination will not prevent the occurrence of an Event of Default or limit the right of acceleration in respect of the Subordinated Debt Securities.

CERTAIN DEFINITIONS

     "Affiliate" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Debt Securities or by contract or otherwise. The Trustee may request and conclusively rely on an Officers' Certificate to determine whether any Person is an Affiliate of the Company.

     "Asset Value" means, with respect to any property or asset of the Company or any of its Subsidiaries, an amount equal to the greater of (i) the book value of such property or asset as established in accordance with GAAP or (ii) the fair market value of such property or asset as determined in good faith by the board of directors (or equivalent governing body in the case of any foreign Subsidiary) of such Person.


     "Attributable Liens" means in connection with a sale and lease-back transaction, the lesser of (a) the fair market value of the assets subject to such transaction and (b) the present value (discounted at a rate per annum equal to the average interest borne by all outstanding Securities issued under the Indenture (which may include securities in addition to the Senior Debt Securities) determined on a weighted average basis and compounded semiannually) of the obligations of the lessee for rental payments during the term of the related lease.



     "Bank Receivables Agreement" means the Receivables Sale Agreement dated as of December 27, 1996 (the "1996 Bank Receivables Agreement"), among Interface Securitization Corporation, the Company, certain financial institutions parties thereto, and Canadian Imperial Bank of Commerce, as Administrative Agent, as such agreement, in whole or in part, may from time to time be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified, whether with the same or any other Person(s) as purchaser(s), lender(s) or agent(s) (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing, whether with the same or any other Person), provided that the sales of receivables pursuant to any such Bank Receivables Agreement are on non-recourse terms not materially less favorable to the Company and its Subsidiaries as provided for in the 1996 Bank Receivables Agreement and that the aggregate amount of sales under such Bank Receivables Agreement and the Receivables Sales Agreement at any one time outstanding shall not exceed a total of $100,000,000.


     "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions and trust companies in the City of New York, State of New York, or Atlanta, Georgia are authorized or obligated by law, regulation or executive order to close.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, and rights (other than Debt Securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

     "Capitalized Lease Obligation" shall mean any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and the amount of any such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person's common stock, whether outstanding at the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.


     "Consolidated Net Assets" means as of any particular time the aggregate amount of assets after deducting therefrom all current liabilities except for
(a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under capital leases, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP.


     "Consolidated Net Worth" shall mean, with respect to any Person at any date, the consolidated stockholders' equity of such Person and its Subsidiaries, as determined from time to time in accordance with GAAP.

     "Credit Agreements" means, collectively, (i) the Second Amended and Restated Credit Agreement dated as of June 25, 1997, among the Company, certain Subsidiaries of the Company, the banks and other lending institutions parties thereto, SunTrust Bank, Atlanta, as Co-Agent and Collateral Agent, and The First National Bank of Chicago, as Co-Agent, (ii) the Amended and Restated Letter of Credit Agreement dated as of June 25, 1997, among the Company, certain Subsidiaries of the Company, the banks and other lending institutions parties thereto, and SunTrust Bank, Atlanta, as Domestic Agent and Collateral Agent and
(iii) the Term Loan Agreement, dated as of June 25, 1997, among the Company, the banks and other lending institutions parties thereto, SunTrust Bank, Atlanta, as Administrative Agent and Collateral Agent, and the First National Bank of Chicago, as Syndication Agent, in each case as such agreement, in whole or in part, may from time to time be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing), and whether with the present lenders of any other lenders.


     "Currency Agreement" shall mean, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

     "Default" shall mean any event that is, or after notice or passage of time or both would be, an Event of Default.


     "Exempted Debt" means the sum of the following as of the date of determination: (i) Indebtedness of the Company and any of its Subsidiaries secured by Liens not otherwise permitted under the definition of "Permitted Liens" below and (ii) Attributable Liens of the Company and its Subsidiaries in respect of sale and lease-back transactions entered into after the Issue Date.


     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, consistently applied, that are applicable to the circumstances as of the date of determination.

     "Guarantee" shall mean each guarantee of the Debt Securities by each Guarantor created pursuant to the Indentures.

     "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.


     "Guarantor" means each of Interface Interior Fabrics, Inc. (formerly Guilford of Maine, Inc.), a Delaware corporation, Guilford (Delaware), Inc., a Delaware corporation, Interface Flooring Systems, Inc., a Georgia corporation, Interface Europe, Inc., a Delaware corporation, Interface Asia-Pacific, Inc., a Georgia corporation, Bentley Mills, Inc., a Delaware corporation, Prince Street Technologies, Ltd., a Georgia corporation, Intek, Inc., a Georgia corporation, Toltec Fabrics, Inc., a Georgia corporation, Interface Architectural Resources, Inc. (formerly C-Tec, Inc.), a Michigan corporation, Flooring Consultants, Inc., an Arizona corporation, Lasher/White Carpet Company, Inc., a New York corporation, B. Shehadi & Sons, Inc., a New Jersey corporation, Guilford of Maine, Inc., a Nevada corporation, Guilford of Maine Finishing Services, Inc., a Nevada corporation, Guilford of Maine Decorative Fabrics, Inc., a Nevada corporation, Guilford of Maine Marketing Co., a Nevada corporation, Intek Marketing Co., a Nevada corporation, Interface Holding Company, a Nevada corporation, Interface Americas, Inc., a Georgia corporation, Interface Americas Services, Inc., a Georgia corporation, Interface Specialty Resources, Inc., a Nevada corporation, Re:Source Americas Enterprises, Inc., a Georgia corporation, Interface Royalty Company, a Nevada corporation, Interface Licensing Company, a Nevada corporation, Prince Street Royalty Company, a Nevada corporation, Bentley Royalty Company, a Nevada corporation, Superior/Reiser Flooring Resources, Inc., a Texas corporation, Quaker City International, Inc., a Pennsylvania corporation, Commercial Flooring Systems, Inc., a Pennsylvania corporation, Congress Flooring Corp., a Massachusetts corporation, and each other Material U.S. Subsidiary and shall include any successor replacing such Person pursuant to the terms of the Indentures, and thereafter means such successor.


     "Guilford Equipment Lease" means the Master Equipment Lease Agreement dated as of June 30, 1995, between Fleet Credit Corporation and Guilford of Maine, Inc., relating to the leasing of various textile manufacturing equipment in aggregate amount (acquisition costs) of not more than $19,000,000, as such agreement, in whole or in part, may from time to time be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified, whether with the same or any other Person(s) as lessor(s) or lender(s) (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing).


     "Indebtedness" shall mean, with respect to any Person, without duplication,
(a) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business and which are not overdue by more than 90 days, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, banker's acceptance or other similar credit transaction; (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business; (d) all obligations of such Person arising under Capitalized Lease Obligations; (e) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured); (f) all guarantees of Indebtedness referred to in this definition by such Person;
(g) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;
(h) all obligations under or in respect of Currency Agreements and Interest Rate Protection Obligations of such Person; and (i) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) through (h) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indentures, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.


     "Interest Rate Protection Agreement" means, with respect to the Company or any of its Subsidiaries, any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars and similar agreements.


     "Interest Rate Protection Obligations" mean the obligations of any Person pursuant to an Interest Rate Protection Agreement.

     "Issue Date" means the first date on which a Debt Security is authenticated by the Trustee.



     "Lien" shall mean any mortgage, pledge, security interest, lien, charge, hypothecation, assignment, deposit arrangement, title retention, preferential right, trust or other arrangement having the practical effect of the foregoing and shall include the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement.


     "Material Subsidiary" means each Subsidiary, now existing or hereinafter established or acquired, that has or acquires total assets in excess of $10,000,000, or that holds any fixed assets material to the operations or business of another Material Subsidiary.

     "Material U.S. Subsidiary" means each Material Subsidiary that is incorporated in the United States or any State thereof.

     "Permitted Liens" shall mean, with respect to any Person:


          (a) Liens existing on the date the Indentures are executed;



          (b) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or any of its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;



          (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;



          (d) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);



          (e) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;



          (f) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real Property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;



          (g) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;



          (h) purchase money Liens to finance the acquisition or construction of Property or assets of the Company or any Subsidiary of the Company acquired or constructed in the ordinary course of business; provided, however, that
     (i) the related purchase money Indebtedness shall not be secured by any Property or assets of the Company or any Subsidiary of the Company other than the Property and assets so acquired or constructed and (ii) the Lien securing such Indebtedness either (x) exists at the time of such acquisition or construction or (y) shall be created within 90 days of such acquisition or construction;



          (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;



          (j) Liens on any Property securing the obligations of the Company or any Subsidiaries in respect of letters of credit issued by the lenders under the Credit Agreements and as permitted under the Credit Agreements in support of industrial development revenue bonds;

          (k) Liens, if any, that may be deemed to have been granted in connection with accounts receivable or interests in accounts receivable of the Company or any Subsidiary as a result of the assignment thereof pursuant to the Receivables Purchase Agreement or the Bank Receivables Agreement;



          (l) Liens, if any, arising under the Guilford Equipment Lease; and



          (m) Liens on Property included in the IRB Collateral as may be approved by the Collateral Agent pursuant to the terms of the Amended and Restated Letter of Credit Agreement, dated as of June 25, 1997 referred to in clause (ii) of the definition of "Credit Agreements" above (if not defined in this Prospectus, all terms used in this paragraph (m) are defined in such Letter of Credit Agreement).



     "Person" shall mean any individual, corporation, partnership, limited partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.


     "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated financial statements of the Company and its Subsidiaries under GAAP.


     "Receivables Sale Agreement" means the Receivables Sale Agreement dated as of August 4, 1995 (the "1995 Receivables Sale Agreement") among the Company, Interface Securitization Corporation, Special Purpose Accounts Receivables Cooperative Corporation, and Canadian Imperial Bank of Commerce as servicing agent, as such agreement, in whole or in part, may from time to time be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified, whether with the same or any other Person(s) as purchaser(s), lender(s) or agent(s) (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing) provided that the sales of receivables pursuant to any such Receivables Sale Agreement are on non-recourse terms not materially less favorable to the Company and its Subsidiaries as provided for in the 1995 Receivables Sale Purchase Agreement and that the aggregate amount of sales under such Receivables Sale Agreement and the Bank Receivables Agreement at any one time outstanding shall not exceed a total of $100,000,000.


     "Redeemable Capital Stock" means any shares of any class or series of Capital Stock that, either by the terms thereof, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity with respect to the principal of any Security or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity.

     "Significant Subsidiary" shall have the same meaning as in Rule 1.02(v) of Regulation S-X under the Securities Act.

     "Stated Maturity," when used with respect to any Security or any installment of interest thereon, shall mean the date specified in such Security as the fixed date on which the principal of such Security or such installment of interest is due and payable.


     "Subsidiary" of any Person shall mean any Person, any corporation or other entity (including, without limitation, partnerships, joint ventures and associations) regardless of its jurisdiction of organization or formation, at least a majority of the total combined voting power of all classes of voting stock or other ownership interests of which shall, at the time as of which any determination is being made, be owned by such Person, either directly or indirectly through one or more other Subsidiaries.

                          DESCRIPTION OF CAPITAL STOCK


     The Company is authorized by its Articles of Incorporation, as amended (the "Articles of Incorporation"), to issue 40,000,000 shares of Class A Common Stock, par value $.10 per share (the "Class A Common Stock"); 40,000,000 shares of Class B Common Stock, par value $.10 per share (the "Class B Common Stock"); and 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). On December 28, 1997, the Company had issued and outstanding 21,385,825 shares of Class A Common Stock, 2,769,470 shares of Class B Common Stock and no shares of Preferred Stock. The Board of Directors has approved an amendment to the Articles of Incorporation which would increase the authorized shares of Class A Common Stock to 80,000,000 shares, and recommended the amendment to the shareholders of the Company for approval at the annual meeting of shareholders to be held May 19, 1998.


     Shareholders' rights and related matters are governed by the Georgia Business Corporation Code, the Company's Articles of Incorporation, and its Bylaws, as amended (the "Bylaws"). Certain provisions of the Articles of Incorporation and Bylaws of the Company are summarized below and could have the effect of preventing a change in control of the Company. The cumulative effect of these provisions could make it more difficult for any person or entity to acquire or exercise control of the Company and to effect changes in management. The following summary is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws.

CLASS A AND CLASS B COMMON STOCK


     Voting. The Class A Common Stock and Class B Common Stock have one vote per share on all matters submitted to the Company's shareholders. The holders of the Class B Common Stock have the right to elect the smallest number of directors that constitutes a majority of the entire Board of Directors; the holders of the Class A Common Stock elect the remaining directors. The holders of shares of both classes vote together as a class on all other matters submitted to the shareholders for a vote, except as otherwise required by law. The directors elected by the holders of Class A Common Stock may be removed only by the holders of Class A Common Stock and the directors elected by the holders of the Class B Common Stock may be removed only by the holders of Class B Common Stock.


     Conversion. Shares of Class B Common Stock are convertible on a one-for-one basis into Class A Common Stock at any time at the option of the holder, and at other times upon the transfer of Class B shares to an ineligible shareholder. If the outstanding shares of Class B Common Stock fall below 10% of the aggregate outstanding shares of Class A and Class B Common Stock, then, immediately upon the occurrence of such event, all the outstanding Class B Common Stock will be automatically converted into Class A Common Stock, on a share-for-share basis.

     Dividends. Holders of Class A Common Stock are entitled to receive cash dividends on at least an equal per share basis as holders of Class B Common Stock if and when such dividends are declared by the Board of Directors of the Company from funds legally available therefor. In the case of any dividend paid in stock, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock receive (payable in shares of Class B Common Stock).

     Liquidation. Holders of Class A and Class B Common Stock share with each other on a ratable basis as a single class in the net assets of the Company available for distribution in respect of Class A and Class B Common Stock in the event of liquidation.

     Other Terms. The holders of the Class A Common Stock and Class B Common Stock do not have preemptive rights enabling them to subscribe for or receive shares of any class of stock of the Company or any other securities convertible into shares of any class of stock of the Company. Except as otherwise summarized above, the holders of shares of both classes of Common Stock, as such, have the same rights and are subject to the same limitations.

CLASS B STOCK VOTING AGREEMENT

     Certain holders of Class B Common Stock of the Company have entered into a voting agreement (the "Voting Agreement") providing for certain of their Class B shares to be voted as a block in the manner determined by the record owners of a majority of the shares subject to the Voting Agreement. The Voting Agreement expires on April 13, 1998. The shares of Class B Common Stock subject to the Voting Agreement exceed a majority of the outstanding shares of Class B Common Stock. Ray C. Anderson owns a majority of the shares subject to the Voting Agreement, and thus can direct the voting of the entire block. (The Voting Agreement also gives Mr. Anderson the right of first refusal to purchase any shares subject to the Voting Agreement that are proposed to be sold in the public market or in a private transaction.) Under the terms of the Class B Common Stock, its special voting rights to elect a majority of the Board members would terminate irrevocably if the total outstanding shares of Class B Common Stock ever comprises less than ten percent (10%) of the Company's total issued and outstanding shares of Class A and Class B Common Stock. On December 28, 1997, the outstanding Class B shares constituted approximately 11.5% of the total outstanding shares of Class A and Class B Common Stock.

PREFERRED STOCK

     General. Under the Articles of Incorporation, the Company's Board of Directors is authorized to create and issue up to 5,000,000 shares of Preferred Stock in one or more series and to determine the rights and preferences of each series, to the extent permitted by the Articles of Incorporation. As of the date of this Prospectus, no shares of Preferred Stock are outstanding.

     Reference is made to the applicable Prospectus Supplement relating to the series of any shares of Preferred Stock offered thereby and to the applicable amendment to the Articles of Incorporation establishing such series of Preferred Stock for specific terms, including: (i) the title and stated value of such Preferred Stock; (ii) the number of shares of such Preferred Stock offered, the liquidation preference per share and the initial offering price of such Preferred Stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (iv) the date from which dividends on such Preferred Stock shall accumulate, if applicable; (v) the procedures for any auction and remarketing, if any, for such Preferred Stock; (vi) the provisions for a sinking fund, if any, for such Preferred Stock; (vii) the provisions for redemption, if applicable, of such Preferred Stock; (viii) any listing of such Preferred Stock on any public trading market; (ix) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Class A or Class B Common Stock of the Company, including the conversion price (or manner of calculation thereof); (x) a discussion of any material Federal income tax considerations applicable to such Preferred Stock; (xi) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (xii) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (xiii) any other specific terms, preferences, rights (including, without limitation, voting rights), limitations or restrictions of such Preferred Stock.

     Liquidation Preference. Unless otherwise specified in the applicable Prospectus Supplement, upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of any series of Preferred Stock in respect of which this Prospectus is being delivered will have preference and priority over Class A or Class B Common Stock, and any other class of stock or series of a class of stock of the Company ranking on liquidation junior to such series of Preferred Stock, for payment out of the assets of the Company or proceeds thereof, whether from capital or surplus, in the amount set forth in the applicable Prospectus Supplement. After such payment, the holders of such series of Preferred Stock will be entitled to no other payments. If, in the case of any such liquidation, dissolution or winding up of the Company, the assets of the Company or proceeds thereof shall be insufficient to make the full liquidation payment in respect of such series of Preferred Stock and liquidating payments on any other series of Preferred Stock ranking as to liquidation on a parity with such series, then those assets and proceeds will be distributed among the holders of such series of Preferred Stock and any such other series of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares of such series of Preferred Stock and such other series of Preferred Stock if all amounts thereon were paid in full. A sale of all or substantially all of the Company's assets or a consolidation or merger of the Company with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of the Company.

DEPOSITARY SHARES

     General. The Company may, at its option, elect to issue fractional shares of Preferred Stock, rather than full shares of Preferred Stock. If such option is exercised, the Company may elect to have a Depositary issue receipts for Depositary Shares, each receipt representing a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock) of a share of a particular series of Preferred Stock as described below. The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement ("Deposit Agreement") between the Company and a Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Preferred Stock in accordance with the terms of an offering of the Preferred Stock. In connection with the issuance of any series of Preferred Stock represented by Depositary Shares, the forms of Deposit Agreement and Depositary Receipt will be filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

     Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Receipts is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock relating to the surrendered Depositary Receipts. Holders of Depositary Shares will be entitled to receive whole shares of the related series of Preferred Stock on the basis set forth in the related Prospectus Supplement for such series of Preferred Stock, but holders of such whole shares will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of the related series of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

     Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     Redemption of Depositary Shares. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing shares of Preferred Stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or ratably as may be determined by the Depositary.

     Voting the Preferred Shares. Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such Preferred Stock.

     Amendment and Termination of the Deposit Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect to the Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.

     Charges of Depositary. The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

     Miscellaneous. The Depositary will forward to the record holders of the Depositary Shares relating to such Preferred Stock all reports and communications from the Company which are delivered to the Depositary.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

     Resignation and Removal of Depositary. The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION

     The Company's Articles of Incorporation eliminate, to the extent permitted under Georgia law, the liability of directors to the Company or its shareholders or any other person for monetary damages for breach of any duty as a director, whether as a fiduciary or otherwise. Georgia law provides that no provision in a corporation's articles of incorporation or bylaws shall eliminate or limit the liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the corporation, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law,
(iii) unlawful corporate distributions or (iv) any transaction from which the director received an improper benefit. Liability for monetary damages would remain unaffected by the Articles of Incorporation if liability is based on any of these grounds. This provision of the Articles of Incorporation will limit the remedies available to a shareholder dissatisfied with a Board decision that is protected by this provision, and a shareholder's only remedy in such a circumstance may be to bring a suit to prevent the Board's action. In many situations, this remedy may not be effective, for example, when shareholders are not aware of a transaction or an event until it is too late to prevent it. In these cases, the shareholders and the Company could be injured by a Board decision and have no effective remedy.

DESCRIPTION OF PREFERRED STOCK PURCHASE RIGHTS


     On February 24, 1998, the Company's Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each share of Common Stock of the Company. Each Right entitles the registered holder to purchase from the Company one one-hundredth ( 1/100) of a share of Series B Participating Cumulative Preferred Stock (the "Preferred Shares"), of the Company at a price of $180.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustments to the exercise price and the number of Preferred Shares issuable upon exercise from time to time to prevent dilution. The Rights are not exercisable until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding Common Stock or (ii) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Common Stock (the earlier of such dates being called the "Distribution Date").



     In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.



     Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each Preferred Share will have 100 votes, voting together with the shares of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.



     Prior to the Distribution Date, the Rights may not be detached or transferred separately from the Common Stock. The Rights will expire on March 15, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below. At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Stock, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. A more detailed description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Wachovia Bank, N.A. as Rights Agent.


TRANSFER AGENT

     The transfer agent for the Company's Common Stock is Wachovia Bank, N.A.

                              PLAN OF DISTRIBUTION

GENERAL

     The Company may sell the Securities (i) through underwriters or dealers;
(ii) directly to one or more other purchasers; (iii) through agents; or (iv) to both investors and dealers through a specific bidding or auction process or otherwise. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and any bidding or auction process. Any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in an offering, the Offered Securities will be acquired by the underwriters for their own account. The Offered Securities may be sold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The specific managing underwriter or underwriters, if any, will be set forth in the Prospectus Supplement relating to the Offered Securities, together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Offered Securities if any are purchased.

     Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the Offered Securities in respect of which the Prospectus Supplement is delivered as well as any commissions or other compensation payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     Any underwriters, dealers or agents participating in the distribution of the Offered Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents, dealers or underwriters may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, and to contribution with respect to payments that the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

     The Offered Securities, other than any Common Stock, will be a new issue or issues of securities with no established trading market. Any Common Stock issued by the Company pursuant to this Registration Statement will be quoted on The Nasdaq Stock Market. Unless otherwise indicated in a Prospectus Supplement, the Company does not currently intend to list any Offered Debt Securities on any securities exchange or other public trading market. No assurance can be given that the underwriters, dealers or agents, if any, involved in the sale of the Offered Securities will make a market in such Offered Securities. Whether or not any of the Offered Securities are listed on a national securities exchange or other public trading market, or the underwriters, dealers or agents, if any, involved in the sale of the Offered Securities make a market in such Offered Securities, no assurance can be given as to the liquidity of the trading market for such Offered Securities.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this Prospectus, any supplement or amendment hereto, or in the Registration Statement of which this Prospectus forms a part, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company in the ordinary course of business.

DELAYED DELIVERY ARRANGEMENTS

     If so indicated in the Prospectus Supplement, the Company may authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with whom such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the approval of the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.

                                 LEGAL MATTERS

     Certain legal matters regarding the validity of the Securities offered hereby will be passed upon for the Company by Kilpatrick Stockton LLP, Atlanta, Georgia. Certain legal matters relating to this offering will be passed upon for the underwriters, if any, by Smith, Gambrell & Russell, LLP, Atlanta, Georgia, or such other firm as may be identified in an applicable Prospectus Supplement. As of February 28, 1998, attorneys at Kilpatrick Stockton LLP who worked on the preparation of the Prospectus beneficially owned in the aggregate 5,000 shares of the Company's outstanding Class A and Class B Common Stock.

                                    EXPERTS

     The consolidated financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated hereby by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND REGISTRATION.

     The expenses of the Registrant in connection with the registration and distribution of the securities being registered are set forth in the following table. All of the amounts shown are estimated except for the registration fees of the Securities and Exchange Commission (the "Commission"):


Securities and Exchange Commission Registration Fee.........  $ 88,500
Legal Fees and Expenses.....................................   150,000
Accountants' Fees and Expenses..............................   100,000
Rating Agency Fees..........................................    85,000
Printing Expenses...........................................   150,000
Nasdaq Listing Fee..........................................    17,500
Trustee, Transfer Agent and Registrar Fees..................    10,000
Miscellaneous...............................................    24,000
                                                              --------
          Total.............................................  $625,000
                                                              ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As provided under Georgia law, the Registrant's Articles of Incorporation, as amended (the "Articles of Incorporation") provide that a director shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of duty of care or any other duty owed to the Registrant as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the Registrant, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions, or (d) for any transaction from which the director received an improper benefit.

     Under Article VII of the Registrant's Bylaws, as amended (the "Bylaws"), the Registrant is authorized to indemnify its officers and directors for any liability and expense incurred by them in connection with or resulting from any threatened, pending or completed legal action or other proceeding or investigation by reason of his being or having been an officer or director. An officer or director may only be indemnified if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to a criminal matter, he did not have reasonable cause to believe that his conduct was unlawful. No officer or director who has been adjudged liable for the improper receipt of a personal benefit is entitled to indemnification.

     Any officer or director who has been wholly successful on the merits or otherwise in an action or proceeding in his official capacity is entitled to indemnification as to expenses by the Registrant. All other determinations in respect of indemnification shall be made by either: (i) a majority vote of a quorum of disinterested directors; (ii) independent legal counsel selected in accordance with the Bylaws and at the request of the Board; or (iii) the holders of a majority of the Registrant's stock who at such time are entitled to vote for the election of directors.

     The provisions of the Registrant's Bylaws on indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.

     The Registrant's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 16.  EXHIBITS.

     The following exhibits are filed as part of this Registration Statement:


EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
   1.1     --  Form of Underwriting Agreement for Debt Securities.**
   1.2     --  Form of Underwriting Agreement for Preferred Stock.**
   1.3     --  Form of Underwriting Agreement for Common Stock.**
   3.1     --  Composite Articles of Incorporation (included as Exhibit 4.1 to the Company's current report on Form 8-K, filed with the
               Commission on March 4, 1998 and incorporated herein by
               reference).
   3.2     --  Bylaws, as amended (included as Exhibit 3.2 to the Company's quarterly report on Form 10-Q for the quarter ended April 1,
               1990, previously filed with the Commission and incorporated herein by reference).
   4.1     --  Form of Indenture for senior debt securities.
   4.2     --  Form of Indenture for subordinated debt securities.**
   4.3     --  Form of Articles of Amendment to Articles of Incorporation
               setting forth the designation of rights and preferences for the Preferred Stock.**
   4.4     --  Form of Deposit Agreement and Depositary Receipt.**
   5       --  Opinion of Kilpatrick Stockton LLP.
  12       --  Statement on the Computation of Ratio of Earnings to Fixed
               Charges.
  23.1     --  Consent of BDO Seidman, LLP.
  23.2     --  Consent of Kilpatrick Stockton LLP (included in Exhibit 5).
  24       --  Power of Attorney (set forth on signature page).*
  25       --  Statement of eligibility and qualification of First Union
               National Bank, Trustee.


---------------

 * Previously filed.
** To be filed as an exhibit to Form 8-K in reference to the specific offering of Securities, if any, to which it relates.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
        Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes:

          (1) To use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of
     Section 10(a) of the Securities Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto.

          (2) To file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by Form S-3, not later than the first use, authorized by the Registrant after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the Registrant and no reoffering of such securities by the purchasers is proposed to be made.

     (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Articles of Incorporation or Bylaws or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on March 12, 1998.


                                          INTERFACE, INC.


                                          By:    /s/ DANIEL T. HENDRIX

                                            ------------------------------------

                                                     Daniel T. Hendrix


                                                 Senior Vice President and


                                                  Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated, on the 12th day of March, 1998.


                      SIGNATURE                                            TITLE
                      ---------                                            -----

                          *                            Chairman of the Board and Chief Executive
-----------------------------------------------------    Officer (Principal Executive Officer)
                   Ray C. Anderson

                /s/ DANIEL T. HENDRIX                  Senior Vice President, Chief Financial Officer
-----------------------------------------------------    and Director (Principal Financial and
                  Daniel T. Hendrix                      Accounting Officer)

                          *                            Director
-----------------------------------------------------
                  Brian L. DeMoura

                          *                            Director
-----------------------------------------------------
                  Charles R. Eitel

                          *                            Director
-----------------------------------------------------
                  Donald E. Russell

                                                       Director
-----------------------------------------------------
                   John H. Walker

                          *                            Director
-----------------------------------------------------
                 Gordon D. Whitener

                                                       Director
-----------------------------------------------------
                Dianne Dillon-Ridgley

                          *                            Director
-----------------------------------------------------
                    Carl I. Gable

                                                       Director
-----------------------------------------------------
                   June M. Henton

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                          *                            Director
-----------------------------------------------------
                 J. Smith Lanier, II

                                                       Director
-----------------------------------------------------
                 Leonard G. Saulter

                                                       Director
-----------------------------------------------------
              Clarinus C. Th. van Andel

             *By: /s/ DANIEL T. HENDRIX
  ------------------------------------------------
                  Daniel T. Hendrix
            Pursuant to Power of Attorney